AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

This Amendment No. 4 (the “Amendment”), made and entered into as of December 16, 2020, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Wells Capital Management Incorporated, a California corporation (“Subadviser”), dated April 8, 2010, as amended July 18, 2014, April 21, 2017, and June 25, 2018 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A, effective January 1, 2021.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Wells Capital Management Incorporated

By:	/s/ David Weiss	By:	/s/ Traci McCormack
	Signature		Signature

Name:	David Weiss	Name:	Traci McCormack
	Printed		Printed

Title:	Assistant Secretary	Title:	SVP, Head of Regulatory Operations

AMENDMENT NO. 4 TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF JANUARY 1, 2021

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]